PUBLIC ANNOUNCEMENT

August 2, 2002

Contact: Thomas F. Gruber
President & CEO
574-271-8300

        SOUTH BEND, IND. _ Sobieski Bancorp, Inc., parent company of Sobieski Bank, (Nasdaq-SCM: SOBI), announced today it will incur a $2.8 million net-of-tax charge against earnings for the quarter ending June 30, 2002.

        The Company's management has concluded that based on recent developments concerning unauthorized loans made by a former employee, an additional $4.6 million (net of tax $2.8 million) provision will be made to the Company's loan loss reserves as of June 30, 2002. This provision increases the Company's total allowance for loan losses available to absorb losses in the loan portfolio to $5.86 million before specific charge-offs.

        Pending completion of its year-end audit, the Company expects to incur a net loss of approximately $2.47 million or ($3.83) per diluted share for the fiscal year ended June 30, 2002. This compares with net income of $607,000 or $0.94 per diluted share for the fiscal year ended June 30, 2001. For the Fiscal Year ending June 30, 2002, net income attributable to common stock before special loan loss provisions of $3.2 million, net of tax, was approximately $738,700 or $1.14 per diluted share.

        Thomas F. Gruber, president and CEO, stressed that even with the significant provision to its loan loss reserves, the Bank remains well capitalized under OTS regulations and able to continue to provide secure, personal financial services to families and small businesses in the greater South Bend area as it has done for 108 years.

        The Company is vigorously working with legal and regulatory authorities to resolve this serious matter. Bank policies have been reviewed and where necessary revised to minimize the possibility that such breaches could occur in the future, Gruber added.

        The majority of the unauthorized loans, which totaled approximately $9.6 million and were concealed from the Company's management by the former employee, were made to a group of related entities during the Company's fiscal year ending June 30, 2002, and were discovered during an internal audit last May, said Gruber.

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        Based on an initial review of the documentation supporting these loans, including collateral and borrower financial information, the Company recorded an additional provision for loan losses of $715,000 for the quarter ending March 31, 2002. Since that time, further investigation has been completed aided by outside contractors. Newly discovered information indicates irregularities surrounding many of these loans and the matter has been referred to the appropriate federal authorities.

        The loans are mostly collateral dependent and are primarily real estate and real estate development financing. "The Company is aggressively pursuing all available avenues, including possible bond claims, to seek recovery of the outstanding loan proceeds but cannot at this time assure the full future collectibility of all of these notes," Gruber added.

        Sobieski Bancorp, Inc. had assets of $139.6 million and equity of $10.6 million at June 30, 2002. The Company is headquartered at 2930 W. Cleveland Road, South Bend, Indiana 46628 its stock is traded on the NASDAQ Small Cap Market under the symbol "SOBI".

        When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "will likely result", "expects," "are expected to", "will continue", "is anticipated", "estimate", "project", "plans", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

        Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and the Company's net interest margin; (5) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (6) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (7) the Company's ability to access cost-effective funding; (8) changes in financial markets and general economic conditions; (9) new legislation or regulatory changes; and (10) changes in accounting principles, policies or guidelines.

        The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.